Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of United Therapeutics Corporation for the registration of $50,000,000 of its common stock and to the incorporation by reference therein of our reports dated February 24, 2011, with respect to the consolidated financial statements and schedule of United Therapeutics Corporation, and the effectiveness of internal control over financial reporting of United Therapeutics Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

April 28, 2011